Exhibit 5
M2 Law
Professional Corporation

Opinion of Counsel and Consent of Counsel

March 19, 2009

Board of Directors
Bio-Solutions Corp.

Re: Registration Statement on Form S-1

As counsel to Bio-Solutions Corp., a Nevada corporation (the “Company”), I have participated in the preparation of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the registration of 5,600,000 shares of the Company’s $.001 par value common stock owned by the selling shareholders.

As counsel to the Company, I have examined such corporate records, certificates and other Company documents, and made inquiries of such officers of the Company, as I have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations, I am of the opinion that the shares of the Company’s common stock owned by the selling shareholders have been and are duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company. I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-1 filed by the Company and the reference to my firm contained therein under “Legal Matters.”

Sincerely,

M2 Law Professional Corporation

500 Newport Center Drive, Suite 800, Newport Beach, California 92660
Tel: 949.706-1470   Fax: 949.706.1475

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